Issuer Free Writing Prospectus dated May 3, 2021 (Relating to Preliminary Prospectus Supplement dated May 3, 2021) Filed Pursuant to Rule 433 Registration Statement No. 333-249763

Equinix, Inc.

This Final Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Final Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Preliminary Prospectus Supplement.

1.450% Senior Notes due 2026

Issuer:	Equinix, Inc. (“Equinix” or the “Issuer”)

Securities:	1.450% Senior Notes due 2026 (the “2026 notes”)

Principal Amount:	$700,000,000

Coupon (Interest Rate):	1.450% per annum

Yield to Maturity:	1.480%

Benchmark Treasury:	UST 0.750% due April 30, 2026

Benchmark Treasury Price and Yield:	99-19+; 0.830%

Spread to Benchmark Treasury:	+65 bps

Scheduled Maturity Date:	May 15, 2026

Public Offering Price:	99.856% plus accrued interest, if any, from May 17, 2021

Gross Proceeds to Issuer before Estimated Expenses:	$694,792,000

Interest Payment Dates:	May 15 and November 15 of each year, commencing on November 15, 2021.

Interest Record Dates:	May 1 and November 1 of each year.

Optional Redemption:

The Issuer may redeem at its election, at any time or from time to time, some or all of the 2026 notes before they mature. The redemption price will equal the sum of (1) an amount equal to one hundred percent (100%) of the principal amount of the 2026 notes being redeemed plus accrued and unpaid interest up to, but not including, the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and (2) a make-whole premium. Notwithstanding the foregoing, if the 2026 notes are redeemed on or after April 15, 2026 (one (1) month prior to the maturity date of the 2026 notes) (such date, the “2026 First Par Call Date”), the redemption price will not include a make-whole premium.

The Issuer will calculate the make-whole premium with respect to any 2026 notes redeemed before the 2026 First Par Call Date, as the excess, if any, of:

1.             the aggregate present value as of the date of such redemption of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had been made on the 2026 First Par Call Date, in each case determined by discounting, on a semiannual basis, such principal and interest at the 2026 Reinvestment Rate (determined on the third business day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had been made on the 2026 First Par Call Date; over

2. the principal amount of such 2026 note.

“2026 Reinvestment Rate” means 10 basis points, plus the arithmetic mean (rounded to the nearest 1/100th of a percentage point) of the yields for the immediately preceding full week published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available prior to the date of determining the make-whole premium (or if such statistical release is no longer published, any such other reasonably comparable index which shall be designated by the Issuer) most nearly equal to the 2026 First Par Call Date. If no maturity exactly corresponds to the 2026 First Par Call Date, the 2026 Reinvestment Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields for the two published maturities most closely corresponding to such date (for the avoidance of doubt, with such two published maturities being the published maturity occurring most closely before such date and the published maturity occurring most closely after such date).

Neither the Trustee nor any paying agent shall have any obligation to calculate or verify the calculation of the make-whole premium.

CUSIP:	29444UBQ8

ISIN:	US29444UBQ85

2.000% Senior Notes due 2028

Issuer:	Equinix

Securities:	2.000% Senior Notes due 2028 (the “2028 notes”)

Principal Amount:	$400,000,000

Coupon (Interest Rate):	2.000% per annum

Yield to Maturity:	2.083%

Benchmark Treasury:	UST 1.250% due April 30, 2028

Benchmark Treasury Price and Yield:	99-25; 1.283%

Spread to Benchmark Treasury:	+80 bps

Scheduled Maturity Date:	May 15, 2028

Public Offering Price:	99.462% plus accrued interest, if any, from May 17, 2021

Gross Proceeds to Issuer before Estimated Expenses:	$395,348,000

Interest Payment Dates:	May 15 and November 15 of each year, commencing on November 15, 2021.

Interest Record Dates:	May 1 and November 1 of each year.

Optional Redemption:

The Issuer may redeem at its election, at any time or from time to time, some or all of the 2028 notes before they mature. The redemption price will equal the sum of (1) an amount equal to one hundred percent (100%) of the principal amount of the 2028 notes being redeemed plus accrued and unpaid interest up to, but not including, the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and (2) a make-whole premium. Notwithstanding the foregoing, if the 2028 notes are redeemed on or after March 15, 2028 (two (2) months prior to the maturity date of the 2028 notes) (such date, the “2028 First Par Call Date”), the redemption price will not include a make-whole premium.

The Issuer will calculate the make-whole premium with respect to any 2028 notes redeemed before the 2028 First Par Call Date, as the excess, if any, of:

1.             the aggregate present value as of the date of such redemption of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had been made on the 2028 First Par Call Date, in each case determined by discounting, on a semiannual basis, such principal and interest at the 2028 Reinvestment Rate (determined on the third business day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had been made on the 2028 First Par Call Date; over

2. the principal amount of such 2028 note.

“2028 Reinvestment Rate” means 15 basis points, plus the arithmetic mean (rounded to the nearest 1/100th of a percentage point) of the yields for the immediately preceding full week published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available prior to the date of determining the make-whole premium (or if such statistical release is no longer published, any such other reasonably comparable index which shall be designated by the Issuer) most nearly equal to the 2028 First Par Call Date. If no maturity exactly corresponds to the 2028 First Par Call Date, the 2028 Reinvestment Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields for the two published maturities most closely corresponding to such date (for the avoidance of doubt, with such two published maturities being the published maturity occurring most closely before such date and the published maturity occurring most closely after such date).

Neither the Trustee nor any paying agent shall have any obligation to calculate or verify the calculation of the make-whole premium.

CUSIP:	29444UBR6

ISIN:	US29444UBR68

2.500% Senior Notes due 2031

Issuer:	Equinix

Securities:	2.500% Senior Notes due 2031 (the “2031 notes” or the “green notes”)

Principal Amount:	$1,000,000,000

Coupon (Interest Rate):	2.500% per annum

Yield to Maturity:	2.555%

Benchmark Treasury:	UST 1.125% due February 15, 2031

Benchmark Treasury Price and Yield:	95-21+; 1.605%

Spread to Benchmark Treasury:	+95 bps

Scheduled Maturity Date:	May 15, 2031

Public Offering Price:	99.518% plus accrued interest, if any, from May 17, 2021

Gross Proceeds to Issuer before Estimated Expenses:	$988,680,000

Interest Payment Dates:	May 15 and November 15 of each year, commencing on November 15, 2021.

Interest Record Dates:	May 1 and November 1 of each year.

Optional Redemption:

The Issuer may redeem at its election, at any time or from time to time, some or all of the 2031 notes before they mature. The redemption price will equal the sum of (1) an amount equal to one hundred percent (100%) of the principal amount of the 2031 notes being redeemed plus accrued and unpaid interest up to, but not including, the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and (2) a make-whole premium. Notwithstanding the foregoing, if the 2031 notes are redeemed on or after February 15, 2031 (three (3) months prior to the maturity date of the 2031 notes) (such date, the “2031 First Par Call Date”), the redemption price will not include a make-whole premium.

The Issuer will calculate the make-whole premium with respect to any 2031 notes redeemed before the 2031 First Par Call Date, as the excess, if any, of:

1.             the aggregate present value as of the date of such redemption of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had been made on the 2031 First Par Call Date, in each case determined by discounting, on a semiannual basis, such principal and interest at the 2031 Reinvestment Rate (determined on the third business day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had been made on the 2031 First Par Call Date; over

2. the principal amount of such 2031 note.

“2031 Reinvestment Rate” means 15 basis points, plus the arithmetic mean (rounded to the nearest 1/100th of a percentage point) of the yields for the immediately preceding full week published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available prior to the date of determining the make-whole premium (or if such statistical release is no longer published, any such other reasonably comparable index which shall be designated by the Issuer) most nearly equal to the 2031 First Par Call Date. If no maturity exactly corresponds to the 2031 First Par Call Date, the 2031 Reinvestment Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields for the two published maturities most closely corresponding to such date (for the avoidance of doubt, with such two published maturities being the published maturity occurring most closely before such date and the published maturity occurring most closely after such date).

Neither the Trustee nor any paying agent shall have any obligation to calculate or verify the calculation of the make-whole premium.

CUSIP:	29444UBS4

ISIN:	US29444UBS42

3.400% Senior Notes due 2052

Issuer:	Equinix

Securities:	3.400% Senior Notes due 2052 (the “2052 notes”)

Principal Amount:	$500,000,000

Coupon (Interest Rate):	3.400% per annum

Yield to Maturity:	3.443%

Benchmark Treasury:	UST 1.625% due November 15, 2050

Benchmark Treasury Price and Yield:	85-23; 2.293%

Spread to Benchmark Treasury:	+115 bps

Scheduled Maturity Date:	February 15, 2052

Public Offering Price:	99.178% plus accrued interest, if any, from May 17, 2021.

Gross Proceeds to Issuer before Estimated Expenses:	$491,515,000

Interest Payment Dates:	February 15 and August 15 of each year, commencing on February 15, 2022.

Interest Record Dates:	February 1 and August 1 of each year.

Optional Redemption:

The Issuer may redeem at its election, at any time or from time to time, some or all of the 2052 notes before they mature. The redemption price will equal the sum of (1) an amount equal to one hundred percent (100%) of the principal amount of the 2052 notes being redeemed plus accrued and unpaid interest up to, but not including, the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and (2) a make-whole premium. Notwithstanding the foregoing, if the 2052 notes are redeemed on or after August 15, 2051 (six (6) months prior to the maturity date of the 2052 notes) (such date, the “2052 First Par Call Date”), the redemption price will not include a make-whole premium.

The Issuer will calculate the make-whole premium with respect to any 2052 notes redeemed before the 2052 First Par Call Date, as the excess, if any, of:

1.             the aggregate present value as of the date of such redemption of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had been made on the 2052 First Par Call Date, in each case determined by discounting, on a semiannual basis, such principal and interest at the 2052 Reinvestment Rate (determined on the third business day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had been made on the 2052 First Par Call Date; over

2. the principal amount of such 2052 note.

“2052 Reinvestment Rate” means 20 basis points, plus the arithmetic mean (rounded to the nearest 1/100th of a percentage point) of the yields for the immediately preceding full week published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available prior to the date of determining the make-whole premium (or if such statistical release is no longer published, any such other reasonably comparable index which shall be designated by the Issuer) most nearly equal to the 2052 First Par Call Date. If no maturity exactly corresponds to the 2052 First Par Call Date, the 2052 Reinvestment Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields for the two published maturities most closely corresponding to such date (for the avoidance of doubt, with such two published maturities being the published maturity occurring most closely before such date and the published maturity occurring most closely after such date).

Neither the Trustee nor any paying agent shall have any obligation to calculate or verify the calculation of the make-whole premium.

CUSIP:	29444UBT2

ISIN:	US29444UBT25

All Notes

Distribution:	SEC Registered (Registration No. 333-249763)

Listing:	None

Trade Date:	May 3, 2021

Settlement Date:

It is expected that delivery of the notes will be made against payment therefor on or about May 17, 2021, which is the tenth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding seven business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Use of Proceeds:

As set forth in the Preliminary Prospectus Supplement, including, with respect to the green notes, the intended allocation of an amount equal to the net proceeds of the offering of such green notes to Eligible Green Projects as described in the Preliminary Prospectus Supplement.

Joint Book-Running Managers:	BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.

Bookrunners:	Citigroup Global Markets Inc.
ING Financial Markets LLC
Barclays Capital Inc.
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
Scotia Capital (USA) Inc.

Co-Managers:	PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus and, when available, the final prospectus supplement relating to this offering may be obtained from BofA Securities, Inc. at 1-800-294-1322 (toll free), Goldman Sachs & Co. LLC at 1-866-471-2526 (toll free), J.P. Morgan Securities LLC at 1-212-834-4533 (collect), MUFG Securities Americas Inc. at 1-877-649-6848 (toll free) and SMBC Nikko Securities America, Inc. at 1-888-868-6856 (toll free).

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